CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Chestnut Street Exchange Fund and to the use of our report dated February 29, 2024 on the financial statements and financial highlights of the Chestnut Street Exchange Fund. Such financial statements and financial highlights appear in the December 31, 2023 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

April 18, 2024